For More Information:	PRESS RELEASE
Gary F. Hoskins, CFO
(704) 884-2263
gary.hoskins@citizenssouth.com

FOR IMMEDIATE RELEASE

CITIZENS SOUTH BANKING CORPORATION TO PARTICIPATE IN THE U.S. TREASURY CAPITAL PURCHASE PROGRAM

GASTONIA, NC, December 1, 2008 --- Citizens South Banking Corporation (Nasdaq: CSBC), reported today that the U.S. Treasury Department has given preliminary approval for the Company’s participation in the Capital Purchase Program (“the CPP”). Citizens South plans to issue $20.5 million of senior preferred stock to the U.S. Treasury Department, along with warrants to purchase $3.1 million in common stock. Final closing of the transaction is expected within 30 days and is contingent upon the completion of standard closing documents.

Kim Price, President and Chief Executive Officer, stated, “Participation in the CPP will further strengthen the Company’s existing solid capital position. While we already exceed regulatory well-capitalized levels by every measure, this is a cost effective opportunity for us to add to our capital base. The additional capital will increase our capital to asset ratio to over 12%.”

President Price added, “We plan to continue our proven strategy of supporting growth in our local communities through conservative responsible lending practices. This additional capital will enhance our ability to do so, and will allow us to consider other strategic alternatives including expansion of our market presence in and around the Charlotte metropolitan area.”

Citizens South Banking Corporation is the parent corporation for Citizens South Bank, which was established in 1904 and is headquartered in Gastonia, North Carolina. The Bank has 15 full-service banking offices located in the Charlotte, North Carolina region. At September 30, 2008, the Company had consolidated assets of $823 million, net loans of $621 million, total deposits of $585 million and stockholders' equity of $83 million. Additional information concerning Citizens South may be accessed at www. citizenssouth.com.

Forward-looking Statements

This news release contains certain forward-looking statements which include, but are not limited to, statements of our earnings expectations, statements regarding our operating strategy, and estimates of our future costs and benefits. These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Forward-looking statements speak only as of the date they are made and the Company is under no duty to update these forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that could cause such a difference include, but are not limited to, changes in general economic conditions - either locally or nationally, competition among depository and financial institutions, the continuation of current revenue and expense trends, unforeseen changes in the Company’s markets, and legal, regulatory, or accounting changes. The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2007, describe some of these factors.
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